Exhbit 10.4

LM FUNDING AMERICA, INC.

Non-Employee DIRECTOR COMPENSATION PROGRAM

(Amended and Effective November 18, 2022)

Non-employee members of the board of directors (the “Board”) of LM Funding America, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). This Program has been adopted under the Company’s 2021 Omnibus Incentive Plan (the “Equity Plan”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors. No Non-Employee Director shall have any rights hereunder, except with respect to equity awards to be automatically granted pursuant to the Program. Capitalized terms not otherwise defined herein shall have the meanings ascribed in the Equity Plan.

1. Cash Compensation.

(a) Annual Retainers. Each Non-Employee Director shall receive an annual cash retainer of $66,000 for service on the Board.

(b) Additional Annual Retainers for Audit Committee Service. In addition, a Non-Employee Director serving as a member of the Audit Committee shall receive an additional annual retainer of $33,000 for such service.

(c) Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(a) or 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

2. Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Equity Plan, or any other applicable Company equity incentive plan then-maintained by the Company, and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock awards hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreement.

(a) Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board shall be automatically granted a number of stock options to purchase shares of the Company’s common stock under the Equity Plan, or any other applicable Company equity incentive plan then-maintained by the Company, equal to (i) $25,000, divided by (ii) the exercise price of the option. Such options will have an exercise price equal to the Fair Market Value (as defined in the Equity Plan) of the Company’s common stock on the date of grant. The awards described in this Section 2(a) shall be referred to as “Initial Awards.” No Non-Employee Director shall be granted more than one Initial Award. Each Initial Award will be granted on the date of the initial election or appointment to the Board or on such other date thereafter as is determined by the Board.

(b) Subsequent Awards for All Non-Employee Directors. A Non-Employee Director who (i) is serving on the Board as of the date of any annual meeting of the Company’s stockholders and has been serving as a Non-Employee Director for at least three months as of the date of such meeting, and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall, on the date of such annual meeting, be automatically granted a number of stock options to purchase shares of the Company’s common stock under the Equity Plan, or any other applicable Company equity incentive plan then-maintained by the Company, equal to (A) $66,000 (or $99,000 for Non-Employee Directors who are members of the Audit Committee on the date of option grant), less the dollar value of any Initial Award paid during the preceding 12 months, divided by (B) the exercise price of the option. Such options will have an exercise price equal to the Fair Market Value (as defined in the Equity Plan) of the Company’s common stock on the date of grant. The awards described in this Section 2(b) shall be referred to as “Subsequent Awards.” A Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive a Subsequent Award in connection with such election, and shall not receive any Initial Award on the date of such meeting.

(c) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(a) above, but to the extent that they are otherwise entitled, will receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section 2(b) above.

(d) Vesting of Awards Granted to Non-Employee Directors. Each Initial Award and Subsequent Award shall vest and become exercisable as follows: one-half the shares subject to the award shall vest within 180 days of the grant date, and one half of the shares subject to the award shall vest on the first anniversary of the grant date. Unvested awards shall become fully vested upon a Change of Control.

(e) Stockholder Approval of Equity Plan. No stock options granted under this Program shall be exercisable unless and until the Equity Plan is approved by the Company’s stockholders.

3. Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of Non-Employee Director compensation set forth in the Equity Plan, as in effect from time to time.

4. Reimbursements. The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

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